                                                                    EXHIBIT 10.8

CONFIDENTIAL TREATMENT REQUESTED BY LINKTONE LTD. THIS EXHIBIT HAS BEEN REDACTED. REDACTED MATERIAL IS MARKED WITH "*" AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

                              COOPERATION AGREEMENT

This Agreement, dated June 3, 2003, is between:

1. SHANGHAI LINKTONE CONSULTING LTD., a company incorporated in the PRC with its legal address at 6th Floor, Harbour Ring Plaza, Xizang Zhong Road Shanghai, 200002, PRC ("LINKTONE"); and

2. SATELLITE TELEVISION ASIAN REGION LIMITED, a company incorporated in the HKSAR with its principle office at 8th Floor, Harbourfront One, 18 Tak Fung Street, Hunghom, Kowloon, HKSAR ("STAR")

(each a "PARTY" and collectively, the "PARTIES").

Now, Therefore, the Parties agree as follows:

1.       THE COOPERATION

         STAR and LINKTONE agree to cooperate in developing and operating the Services and Applications in the PRC to be delivered by LINKTONE over the Mobile Operators' wireless networks to the End-Users subject to and upon the terms and conditions set out below.

2.       RESPONSIBILITIES AND OBLIGATIONS OF LINKTONE

2.1 LINKTONE agrees to develop, provide, maintain and support the Services and Applications in co-operation with STAR so as to facilitate the delivery of Services and Applications from the Mobile Operators to Mobile Devices of End-Users and fulfil the functions of the Services and Applications as anticipated in this Agreement. LINKTONE shall work with STAR and its promotional partners to develop the Services and Applications that support the multimedia programming and/or activities of Channel [V] and Xing Kong Wei Shi as requested by STAR. The information of the Services and Applications and Content will be provided to LINKTONE by STAR. Such information and Content may include the names and/or logos of STAR's sponsors and/or advertisers (if applicable).

2.2 LINKTONE further agrees to permit the End-Users to use Mobile Devices to send messages of the Services and Applications to STAR by dialling into the Independent Code and/or the Special Code and to receive messages of the Services and Applications originated from STAR, through the utilization of the Services and Applications.

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

2.3 LINKTONE shall provide the Special Code within ten (10) business days of the execution of this Agreement. If STAR or any of its affiliates is assigned the Independent Code at any time during the Term, LINKTONE undertakes to migrate all the Services and Applications from the Special Code to the Independent Code seamlessly and continue to perform all of its obligations under this Agreement without causing any interruption to the utilization of any Service and/or Application by any End-User using the Independent Code. If the Independent Code becomes available as aforesaid at any time during the Term, any terms and conditions regarding the sharing between the Parties of the Net Revenue hereunder shall remain and the Parties will enter into and sign a side letter containing the terms and conditions regarding the sharing between the Parties of the net revenue that is generated and derived from the Services and Applications using the Independent Code. Notwithstanding of the availability of the Independent Code as aforesaid, LINKTONE shall permit all of the End-Users to use the Special Code at their own discretion for a transition period to be agreed upon by the Parties after good faith consultation and all the messages of the Services and Applications sent and/or received by the End-Users using the Special Code will be forwarded to the Independent Code seamlessly. Any additional costs and expenses charged by the Mobile Operators in relation thereto shall be borne by STAR and LINKTONE in equal share.

2.4 LINKTONE shall further agree not to use the Special Code on its own or permit any other third party to use the same for a period of twelve
         (12) months following the termination or expiration of the Term in accordance with the terms and provisions of this Agreement.

2.5 In the course of the performance of the duties and obligations of LINKTONE under this Agreement, LINKTONE shall specifically be responsible for the following matters at its own costs and expenses:

         (i) Providing STAR with all the necessary technical capabilities to help develop and deliver the Services and Applications of the quality, standard and appeal to be reasonably expected for the Content and brands of STAR in the PRC. LINKTONE shall procure and ensure that the Technical Platform shall be reliable and in good working condition according to industrial standards and practices throughout the Term so as to be responsive to any technical requirements thereof;

         (ii) Assisting STAR in the coordination and distribution of the Services and Applications throughout PRC and the maintenance of a close relationship and connection with the Mobile Operators;

         (iii) Providing STAR with all the necessary marketing promotion resources, whether online or on-mobile fields, and all the necessary marketing

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

                  campaign launching abilities and experience, including but not limited to:

                  (a) LINKTONE shall use its best efforts to capitalize on its close relationships with the Mobile Operators to promote and market the Services and Applications. Such efforts shall include, without limitation, applying to the Mobile Operators for free wireless advertisements (including, but not limited to, wireless short message advertisements) for STAR to promote and market the Services and Applications during the Term;

                  (b) LINKTONE shall permit STAR to promote and market the
                      Services and Applications in any on-ground events that it holds from time to time, whether independently or jointly with the Mobile Operators or any of their local branches, provided that STAR shall bear the costs and expenses associated with the aforesaid promotion and marketing activities subject to the relevant agreements;

                  (c) LINKTONE shall place the buttons of "Xing Kong Wei Shi"
                      and "Channel [V]" on the wireless product menu list of LINKTONE, being on the homepage of LINKTONE's website, namely www.linktone.com, for STAR to promote, market and provide the Services and Applications throughout the Term. It is hereby acknowledged that the buttons of "Xing Kong Wei Shi" and "Channel [V]" can link directly to the wireless service pages of the websites of Xing Kong Wei Shi and Channel [V] respectively;

                  (d) LINKTONE shall add the wireless service channels of Xing
                      Kong Wei Shi and Channel [V] prominently to the first-tier menu list, which is on the homepage of LINKTONE's wireless application protocol, namely wap.linktone.com, for STAR to promote, market and provide the Services and Applications throughout the Term. The content architecture of such wireless service channels shall be provided by STAR. Prior written confirmation shall be obtained by LINKTONE from STAR for the design and layout of such wireless service channels;

                  (e) LINKTONE shall provide the same opportunities as its own wireless channel for the wireless service channels of Xing Kong Wei Shi and Channel [V] to be added prominently to the first-tier menu list of mobile phone cards (including but not limited to Subscriber Identification Module and SIM Tool Kit cards) to be issued by the Mobile Operators to End-Users from time to time throughout the Term;

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

                  (f) LINKTONE shall promote and market in the prominent places of the homepage of its website as promptly as practically reasonable any new Services and Applications to be developed and provided by STAR from time to time throughout the Term;

                  (g) LINKTONE shall integrate all the Services and Applications into its services and applications as may be agreed upon by the Parties from time to time, including but not limited to LINKTONE's "PET" product, throughout the Term;

                  (h) LINKTONE shall place on its website the video clips to be provided by STAR throughout the Term with respect to the programming of Xing Kong Wei Shi and Channel [V] in such a way that the video clips can readily be accessed while on LINKTONE's website.

         (iv) Dedicating a highly-trained and competent project team to work closely with STAR and rendering personalized attention and support to STAR, including but not limited to: upon delivery of the marketing and promotion plan by STAR to LINKTONE for each Service and/or Application, LINKTONE shall fulfil and complete the development of each such Service and/or Application within the timeframes prescribed below:

                  - SMS: 20 business days; and

                  - MMS AND OTHER SERVICES AND APPLICATIONS (EXCEPT FOR SMS):
                  30 business days.

         (v) Strictly acting as a technical enabler and marketing supporter so as not to bring the Services and Applications, the Content and brands of STAR into disrepute;

         (vi) Providing STAR with a stable and reliable revenue billing and payment collection system;

         (vii) Paying the Minimum Guarantee and/or (as the case may be) STAR's share of the Net Revenue to STAR in accordance with
                  Schedule 2;

         (viii)   Providing STAR with extensive customer service expertise;

         (ix) Providing STAR with the relevant resources (including but not limited to jokes, pictures and ring tones) which LINKTONE owns, controls and/or has the right to use for STAR's usage in its provision of the Services and Applications and paying any royalties or fees in connection with the use of such jokes, pictures and ring tones by STAR; and

         (x) Providing any other assistance that STAR may reasonably request from time to time in connection with the cooperation referred to in Clause 1.

3.       RESPONSIBILITIES AND OBLIGATIONS OF STAR

3.1 STAR shall provide Content to LINKTONE to be sent to End-Users as part of the Services and Applications via the Technical Platform connected to the Mobile Operators.

3.2 In the course of the performance of the duties and obligations of STAR under this Agreement, STAR shall specifically be responsible for the following matters at its own costs and expenses:

         (i) Undertaking promotional and marketing activities on Xing Kong Wei Shi and Channel [V] or via other means selected in its sole discretion during the Term to make the Services and Applications available and attractive to the End-Users. STAR shall procure and ensure that the promotional clips to be provided by STAR for the Services and Applications from time to time during the Term will be broadcast 10 times on average on each channel per day;

         (ii) Providing human resources support as interface of content providing, technical supporting, business coordination and project management, including but not limited to two managerial personnel responsible for each of Xing Kong Wei Shi and Channel [V], in the overview of and coordination in future marketing campaigns;

         (iii) Providing all the necessary information to LINKTONE relating to the Services and Applications from time to time;

         (iv) Promoting the Services and Applications on the websites of Xing Kong Wei Shi and Channel [V]; and

         (v) Providing any other assistance that LINKTONE may reasonably request from time to time in connection with the cooperation referred to in Clause 1.

4.       BRANDING

4.1 STAR shall have exclusive right to brand the Services and Applications in the provision, promotion and marketing thereof during and after the expiration of the Term.

4.2 STAR agrees that, during the Term, it will include in all its promotional materials of the Services and Applications (other than on-air promotional materials) a presentation credit "Powered by LINKTONE" or such other credit(s) as may be agreed by the Parties. The design, layout and presentation of such credit(s) shall be determined by STAR in its sole discretion.

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

5.       PRICING

         STAR and LINKTONE shall jointly be responsible for determining the prices for the Services and Applications after good faith consultation with the Mobile Operators.

6.       CONDITIONS OF USE

6.1 LINKTONE shall be responsible for the technical compliance, security and proper functioning of any equipment or other facilities installed, or cause to be installed, by LINKTONE connecting STAR with the Mobile Operators in relation to the Services and Applications.

6.2 LINKTONE shall be responsible to initiate communication with End-Users who received or sent the messages of the Services and Applications from or to STAR or use the Services and Applications.

7.       REVENUE SHARING

7.1 LINKTONE and STAR agree to share the Net Revenue for the period commencing from the Commencement Date and ending on the last date of the Term, upon and subject to the provisions in Schedule 2.

7.2 LINKTONE and STAR also agree that notwithstanding the earlier termination or expiration of the Term, LINKTONE shall continue to perform and discharge its duties and obligations under Schedule 2 with respect to each of the Revenue Share Determination Periods and the Revenue Share Clearance Periods completed prior to such earlier termination or expiration, whether such period is completed in full or in part.

7.3 LINKTONE and STAR further agree that nothing contained herein shall entitle LINKTONE to withhold, delay or otherwise set-off STAR's share of the Net Revenue or any part thereof when it falls due and payable in accordance with the terms and provisions of this Agreement.

8.       NON-COMPETITION

         During the Term, LINKTONE shall not, by itself or through any third party, contact, discuss, make any commitment, negotiate and/or sign any contract with ***************** for the purpose of offering services and applications similar to the Services and Applications, without STAR's prior written approval:

         (a) *****;

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

         (b) *****************************************************************
             *******;

         (c) *************;

         (d) *************;

         (e) *************;

         (f) *************; and

         (g) *************.

9.       ADVERTISING AND SPONSORSHIP

9.1 LINKTONE shall not solicit any third party to participate in the Services and Applications by way of sponsorship or advertisement on any form of media (including but not limited to the Mobile Devices, the Internet, on-air or on-ground). Furthermore, LINKTONE shall not have any right and interest in, or benefit of, such advertising and sponsorship.

9.2 STAR may, in its sole discretion, display the logos and/or brand of the Mobile Operators in the promotional materials of the Services and Applications during the Term.

10.      COPYRIGHTS AND OTHER INTELLECTUAL PROPERTY RIGHTS

10.1 STAR acknowledges that LINKTONE is and will continue to be the perpetual worldwide owner of the Programming Codes.

10.2 LINKTONE acknowledges that STAR is and will continue to be the perpetual worldwide owner of all copyrights and other intellectual property rights in and to the Services and Applications and all materials relating thereto, including but not limited to:

         (i) the video clips and promotional clips to be provided by STAR to LINKTONE under this Agreement; and

         (ii)     the Content and its concepts and personas.

10.3 If STAR, on a service-by-service and application-by-application basis, determines to make commercial use of any of the Programming Codes in connection with its modification, provision, maintenance and support of any Service and/or Application after the termination or expiration of the Term,

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN
OMITTED

         LINKTONE agrees to grant STAR the exclusive license to use such Programming Codes in connection with the purposes as aforesaid, subject to STAR's agreement to pay royalties to LINKTONE as follows:

                    PERIOD                                     ROYALTY/PERIOD
(a) First Royalty Period: With respect to             Amount Received during the First
    Relevant Service and/or Application, whether      Royalty Period x ***.
    within or outside PRC, the initial six-month
    period after the Relevant Service and/or
    Application becomes so available.

(b) Second Royalty Period: With Respect to            Amount Received during the Second
    the Relevant Service and/or Application, the      Royalty Period x ****.
    six-month period immediately following the
    expiration of the First Royalty Period.

(c) Third Royalty Period: With Respect to             Amount Received during the Third
    the Relevant Service and/or Application, the      Royalty Period x ****.
    nine-year period immediately following the
    expiration of the Second Royalty Period.

10.4 LINKTONE further acknowledges that upon and after the termination or expiration of the Term:

         (a) STAR shall have the exclusive right to exploit all or any of the Services and Applications, whether within or outside the PRC; and

         (b) STAR shall be entitled, in its sole discretion, to use the Content and develop, either by itself or with another third party, any programming code (other than the Programming Codes) to develop, provide, maintain and support any Service and/or Application, whether within or outside the PRC. For the avoidance of doubt, LINKTONE is not entitled to any royalty or payment from STAR in connection therewith.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN
OMITTED

11.      REPORTING AND AUDITING

11.1 LINKTONE shall provide STAR with a reporting system acceptable to STAR for STAR to conduct inspection and examination of all material aspects (including performance and status) of the Services and Applications throughout the Term.

11.2 LINKTONE agrees that STAR shall have access to the Books and Records at any time during the Term for auditing purpose. LINKTONE shall make the Books and Records available to STAR at any time during the Term PROVIDED that a 24-hour's prior notice is served by STAR on LINKTONE, requesting such auditing, but such auditing shall not be conducted more than once a month during the Term.

11.3 In the event that STAR is not satisfied with the accuracy, correctness or completeness of any information contained in the Books and Records, STAR shall be entitled to retain any third party in its sole discretion as an independent auditor to inspect and examine the Books and Records but such inspection and examination shall not be conducted more than twice a year during the Term. Any costs and expenses incurred as a result of such independent auditing shall be born by STAR and LINKTONE in equal share.

11.4 STAR shall provide a report to LINKTONE within thirty (30) days following each two (2) month period during the Term, specifying the number of the broadcasting references to the Services and Applications on Xing Kong Wei Shi and Channel [V] respectively for such period.

12.      SERVICE SUSPENSION

12.1 Without prejudice to Clause 12.2, LINKTONE may suspend all or any part of the Services and Applications between 2.00am and 6.00am on any day only due to maintenance or service of any wireless network of the Mobile Operators as long as LINKTONE has notified STAR in writing of the suspension at least seventy-two (72) hours in advance, provided however that, such suspension shall not take place within seven (7) days prior to and after any Service or Application becoming commercially available to the End-Users.

12.2 LINKTONE may, at any time with notice as early as practicably reasonable, suspend all or any part of the Services and Applications immediately in one or more of the following events:

         (a) suspension of the Services and Applications is reasonably required to reduce or prevent fraud or interference within the Services and Applications;

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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN
OMITTED

         (b) LINKTONE is required to comply with any laws or regulations affecting Mobile Operators' wireless networks in connection with the Services and Applications;

         (c) suspension of the Services and Applications to End-Users as a result of their failure to pay any charges due to Mobile Operators in connection with the messages of the Services and Applications they have sent to or received from STAR via the Technical Platform; and

         (d) significant problems are experienced interconnecting between the Services and Applications and the Mobile Operators' wireless networks,

         provided however that, such suspension shall not take place within seven (7) days prior to and after any Service or Application becoming commercially available to the End-Users, except for the circumstances as provided in this Clause 12.2(d). If such suspension occurs as a result of the circumstances as provided in this Clause 12.2(d), LINKTONE shall resume the provision of the Services and Applications in accordance with the terms and conditions of this Agreement as promptly as reasonably practicable.

12.3 If suspension occurs to the Services and Applications for whatever reasons (including those set out in Clauses 12.1 and 12.2) for more than three (3) hours a day for six (6) consecutive days, STAR is entitled to terminate this Agreement immediately.

13.      TERM AND TERMINATION

13.1 This Agreement shall commence on the Commencement Date and continue to be valid for the Term, unless earlier terminated or otherwise renewed in accordance with the terms and provisions hereof.

13.2 This Agreement shall be automatically renewed for another two (2) years if LINKTONE is not notified in writing by STAR of the termination of this Agreement at least one (1) month prior to its expiration. Such renewal shall be on the same terms and conditions of this Agreement unless otherwise agreed in writing by the Parties.

13.3 LINKTONE may terminate this Agreement immediately upon fifteen (15) days' prior written notice to STAR if:

         (a) STAR is in breach of its obligations under Clauses 3, 14 or 16 and has failed to remedy that breach (if it is capable of remedy) within thirty (30) days of its receipt of a written notice requiring it to do so;

         (b) STAR takes any step or action or institutes or is subject to any legal proceedings for its winding-up, liquidation or dissolution; or

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

         (c) an event of Force Majeure has occurred and continued for more than sixty (60) consecutive days.

13.4 In addition to Clause 12.3 and Section (C) of Schedule 2, STAR may also terminate this Agreement at any time by notice in writing to LINKTONE if:

         (a) LINKTONE is in breach of its obligations under this Agreement (other than that set out in Clause 12.3) and has failed to remedy that breach (if it is capable of remedy) within thirty
                  (30) days of its receipt of a written notice requiring it to do so;

         (b) LINKTONE and/or the Mobile Operators takes or take any step or action or institutes or is or are subject to any legal proceedings for its or their winding-up, liquidation or dissolution; or

         (c) LINKTONE is engaged or involved in any services and applications competing with, or causing damages or harm to the Services and Applications during the Term; or

         (d) any change in the Control of LINKTONE occurs at any time during the Term, and its Control belongs to any party that is engaged or involved in any business, directly or indirectly, competing with, or causing damages or harm to, the business of STAR Group; or

         (e) an event of Force Majeure has occurred and continued for more than sixty (60) consecutive days.

13.5 The termination of this Agreement for any reason will not prejudice any rights, which have accrued to either Party prior to the date of termination, including but not limited to the right of a Party to claim compensation against the other Party for any loss, costs, damages, charges and expenses which such Party may sustain or incur as a result of any act, omission or negligence of such other Party.

13.6 It is agreed by the Parties that Clause 2.4, Clause 7, Clause 10, Clause 13.5 and Clauses 15 to 21 shall survive the termination of this Agreement.

14.      REPRESENTATIONS AND WARRANTIES

14.1 LINKTONE represents and warrants to STAR that throughout the Term of this Agreement:

         (a) it is duly authorised and has obtained all necessary agreements, consents, licences, permits and approvals to comply with its obligations under this Agreement including but not limited to any necessary agreements, consents, licences, permits and approvals required for rendering the Services and Applications through the Mobile Operators and sending and receiving messages of the Services and Applications to and from End-Users;

         (b) it has the expertise in supplying the Services and Applications and enabling the functioning of the Services and Applications;

         (c) its performance of its duties and obligations under this Agreement does not constitute any infringement of any rights of any third parties;

         (d) it shall, at its own costs and expenses, remedy any failure of the Services and Applications as a result of any act, omission or negligence of LINKTONE within two (2) hours after such failure is detected on the Services and Applications by LINKTONE or any other party and it shall keep STAR informed of the status of such default on the Services and Applications;

         (e) it shall not suspend the Services and Applications at any time during the Term of this Agreement other than in the circumstances described in Clauses 12.1 and 12.2;

         (f) it is not in breach of any undertaking, obligations or arrangement (whether written or otherwise) or in breach of any law and regulation by entering into this Agreement;

         (g) it shall procure and ensure that the Mobile Operators are duly authorised and have obtained all necessary agreements, consents, licences, permits and approvals to perform its business as a mobile operator and also to allow their End-Users' Mobile Devices to send and/or receive the messages of the Services and Applications including but not limited to any necessary agreements, consents, licences, permits and approvals required for accepting and using the Services and Applications; and

         (h) it shall also procure and ensure that the use of the Special Code by STAR for the End-Users are authorised by Mobile Operators.

14.2 STAR represents and warrants to LINKTONE that throughout the Term of this Agreement:

         (a) it is duly authorised and has obtained all applicable consents, licences, permits and approvals to comply with its obligations under this Agreement;

         (b) it is not in breach of any undertaking, obligations or arrangement (whether written or otherwise) or in breach of any law or regulation by entering into this Agreement;

         (c)      any Services and Applications shall;

                  i. comply with the licence (if any) granted by the relevant government bodies of the PRC and not breach any laws and regulations of the PRC;

                  ii. not be misleading or deceptive or likely to mislead or deceive; and

                  iii.     not be defamatory, obscene or offensive in any way.

14.3 STAR shall procure and ensure that all the Content provided or to be provided to LINKTONE by it for the purpose of this Agreement shall not contain defamatory, offensive, abusive, indecent, menacing or harassing material or against the laws and regulations of the PRC. Any disputes or problems arising from STAR's breach of this Clause shall be dealt with by STAR at its own costs and expenses.

15.      INDEMNITY

15.1 LINKTONE shall indemnify STAR against all losses, expenses, damages and costs (including legal costs on a full indemnity basis) incurred by or awarded against STAR arising out of or in connection with:

         (a) any claim by any party relating to the supply of the Services and the Applications or the reliance on the same by any person including without limitation, any End-User;

         (b) any claim by any party relating to the provision of the Services and Applications as a result of LINKTONE's breach of any obligation under this Agreement and the use of the Special Code by STAR infringes any third party's intellectual property rights and any other rights;

         (c) any act or omission or negligence of LINKTONE in its performance of its obligations under this Agreement; and

         (d)      any breach by LINKTONE of any provisions of this Agreement.

15.2 STAR shall indemnify LINKTONE against all losses, expenses, damages and costs incurred by or warded against LINKTONE arising out of or in connection with breach by STAR of any provisions of this Agreement, except if such breach is caused by LINKTONE's act, omission or negligence.

16.      CONFIDENTIALITY

16.1 A Party may only use the Confidential Information of the other Party for the purposes of this Agreement.

16.2 No Confidential Information of a Party may be disclosed by the other Party to any person except:

         (a) to its directors, officers, employees and legal, financial and professional advisors for the purpose of exercising its rights and performing its duties and obligations under this Agreement;

         (b) if the recipient party is required to disclose the information by law; or

         (c) if the recipient party is required to disclose the information in connection with legal proceedings relating to this Agreement.

17.      PRESS RELEASES

17.1 The Parties shall jointly issue a press release after the execution of this Agreement, announcing the Parties' intentions to cooperate in developing, providing, maintaining and supporting the Services and Applications in PRC.

17.2 In addition, the Parties may from time to time during the Term jointly issue additional press releases in PRC and/or HKSAR for high profile Services and Applications after such Services and Applications become commercially available.

17.3 It is agreed between the Parties that no press release may be issued in connection with the Services and Applications or the announcement of this Agreement by either Party without the prior written approval of the other Party.

18.      DATA PRIVACY

18.1     LINKTONE shall not disclose Personal Information except:

         (a) to an officer, employee or contractor of STAR to the extent necessary for the performance of this Agreement;

         (b) as required by law, subject to LINKTONE notifying STAR immediately if it becomes aware that such a disclosure may be required; or

         (c)      with the prior consent of STAR.

18.2 LINKTONE shall procure and ensure that any person to whom Personal Information is disclosed to under Clause 18.1 shall not disclose the Personal Information to any other party for whatever reasons.

18.3 LINKTONE shall comply with all applicable laws and regulations in the PRC in connection with its collection, use, disclosure, transfer, storage or otherwise handling of the Personal Information which relates to or from End Users.

19.      NOTICES AND DELIVERY

         All notices required under this Agreement or for the performance of this Agreement shall be in writing and shall be deemed to be delivered by sending to the following addresses in the following manner: (1) if delivered in person, the signing of the return receipt by the receiver;
         (2) if mailed, 7 days after its despatch; (3) if by fax, upon dispatch and receipt of a transmission report confirming dispatch.

         If to LINKTONE

         Address: 6th Floor, Harbour Ring Plaza, Xizang Zhong Road, Shanghai, 200002, PRC
         Telephone:  (8621) 5385 3800 ext 531
         Facsimile:  (8621) 5385 3854
         Contact person: Carter P. Agar

         If to STAR

         STAR Shanghai Representative Office
         Address:    No. 186, North Shan Xi Road, Shanghai 200041, China
         Attention:  Alex Sui
         Telephone:  (8621) 6218 3298
         Facsimile:  (8621) 6217 6993

         With a copy to:

         Satellite Television Asian Region Limited
         Address: 8th Floor, One Harbourfront, 18 Tak Fung Street, Hunghom, Kowloon, Hong Kong
         Attention:  General Counsel
         Telephone:  (852) 2621 8888
         Facsimile:  (852) 2621 8635

20.      GENERAL PROVISIONS

20.1.    Force Majeure

         The suspension or failure to perform this Agreement or part of this Agreement by either Party due directly to the occurrence of an event of Force Majeure will not be deemed a violation of this Agreement. The affected Party shall notify the other Party in writing of the event of Force Majeure as soon as practicable after it occurs.

20.2.    Amendment

         No amendment to this Agreement will be valid unless agreed upon in writing by an authorized representative of each Party.

20.3. Prohibition from the Assignment of Rights and Obligations under this Agreement

         Neither Party shall assign or dispose of, attempt to assign or dispose of the rights and/or obligations under this Agreement without the prior written consent of the other Party, except that STAR may transfer to any member in the STAR Group .

20.4.    Relationship of the Parties

         Nothing in this Agreement shall be deemed to place the Parties in the relationship of employer-employee, principal-agent or partners. Neither Party has any right or authority to make any representation or warranty on behalf of the other Party, whether express or implied, or to bind the other Party in any respect whatsoever; neither Party shall bear any liabilities for the actions of the other Party.

20.5.    Entire Agreement

         This Agreement sets forth the entire agreement of the parties relating to this project and supersedes all prior agreements, arrangements and understandings in respect of this project between the Parties.

20.6.    Waiver

         No failure or delay by either Party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power or remedy. Any waiver by a Party of any provision of this Agreement shall not be construed as a waiver of any other provision of this Agreement, nor shall such waiver operate as or be construed as a waiver of such provision respecting any future event or circumstance.

20.7.    Severability of the Provisions

         (a) The invalidity of any provision of this Agreement shall not affect the validity of any other provisions of this Agreement.

         (b) In the event the invalidity of some provisions of this Agreement are under dispute by any party or some provisions of this Agreement are under examination or determined by an adjudicatory authority to be invalid, the remainder of this Agreement shall continue to be performed except for those provisions under examination or confirmed to be invalid.

20.8.    Governing Law

         The formation, validity, interpretation and execution of this Agreement and settlement of any dispute in respect of this Agreement shall be governed by the law of the HKSAR.

20.9.    Dispute Resolution

         Unless agreed otherwise in this Agreement, any dispute arising out of the performance of this Agreement shall be settled through friendly consultation between the Parties. The mediation period shall be 60 days from the day of occurrence of the dispute. The top management executive of each Party to this Agreement shall consult with each other for the settlement of dispute. If no mediation agreement is reached after the mediation period or one Party refuses to conduct mediation, a Party shall be entitled to submit the dispute to CIETAC for arbitration. Such arbitration shall be conducted in Shanghai in accordance with its arbitration rules in effect at such time. The arbitral award is final and binding upon the Parties and may be enforced by any court or judicial authority having competent jurisdiction over the Party or its assets against which the arbitral award is to be enforced. The arbitration proceedings shall be conducted by a panel of arbitrators composed of one arbitrator appointed by each of the petitioner and the respondent and an additional arbitrator appointed by the arbitration commission. Unless it is determined otherwise in the arbitration, the arbitration expenses shall be borne by the losing Party. During the arbitration period, other provisions of this Agreement shall continue to be performed by the Parties, except for the provisions which are under arbitration.

21.      DEFINITIONS

         In this Agreement, the following expressions, except where the context otherwise requires, have the following meanings:

         "AMOUNT RECEIVED" means the total net revenue generated and derived directly from the Relevant Service and/or Application pursuant to Clause 10.3 which has actually been received by STAR;

         "BOOKS AND RECORDS" mean all of the books and records that are in LINKTONE's possession and relating to the Services and Applications at any time during the Term;

         "CIETAC" means the China International Economic and Trade Arbitration Commission;

         "COMMENCEMENT DATE" means April 1, 2003;

         "COMMON ACCESS CODE(S)" means the common short code(s) to be assigned by the Mobile Operators, which End-Users dial into, or send the messages of the Services and Applications, in order to receive Content;

         "CONFIDENTIAL INFORMATION" of a party means all information treated by that party as confidential (regardless of its form and whether the other party becomes aware of it before or after the date of this Agreement), including but not limited to the Relevant Data and Relevant Materials, except information that is in public domain otherwise than as a result of a breach of any obligation of confidentiality;

         "CONTENT" means any information, graphics, games, polls, entries, schedules, news, alerts, etc. relating to STAR, originated from and sent by STAR via its console operators connecting to the Services and Applications to End Users;

         "CONTROL" means the power, directly or indirectly, to direct or cause the direction of the management and policies of LINKTONE, whether by ownership of voting securities, by contract or otherwise.

         "END-USER(S)" means the customers who are connected to the Mobile Operators' wireless networks in PRC from time to time;

         "FORCE MAJEURE" shall mean all events which are beyond the control of a Party to this Agreement, and which are unforeseen, unavoidable or insurmountable, and which arise after the date of this Agreement and which prevent total or partial performance by any Party, such events shall include earthquakes, typhoons, flood, fire, war, epidemics or any other events which cannot be foreseen, prevented or controlled, including acts or omissions of government or administrative authorities and events which are accepted as Force Majeure in general international commercial practice;

         "GROSS REVENUE" means all gross revenues collected by Mobile Operators from the End-Users during the Term, which are generated and derived from the traffic of the messages of the Services and Applications sent and/or received by LINKTONE on behalf of STAR through Mobile Operators during the Term;

         "HKSAR" means Hong Kong Special Administration Region of the PRC;

         "INDEPENDENT CODE" means an independent Common Access Code assigned by the Mobile Operators at any time during the Term to STAR or any of its affiliates for the utilization of the Services and Applications by the End-Users;

         "MOBILE DEVICES" means a mobile phone handsets or other mobile device of End-Users connected to Mobile Operators;

         "MOBILE OPERATORS" means the telecommunications/cellular service providers in the PRC, including but not limited to China Mobile Communication Corporation and China United Telecommunications Co., Ltd. which are linked to the Services and Applications, as set out in
         Schedule 1;

         "NET REVENUE" means the Gross Revenue less any Mobile Operator's share of the Gross Revenue and the business tax applicable thereto under PRC laws and regulations;

         "PERSONAL INFORMATION" means personal information collected by Mobile Operators and/or LINKTONE via the Services and Applications under this Agreement;

         "PRC" means the People's Republic of China, excluding, for the purpose of this Agreement, HKSAR, Macau and Taiwan;

         "PROGRAMMING CODES" means all or any programming codes embedded in the Services and Applications;

         "RELEVANT DATA" means the traffic data for the Services and Applications, lucky draw information, End-User information (including but not limited to the number of the End-Users, their personal details and mobile numbers, the number of Services and Applications actually and successfully sent and/or received by the End-Users) for the purpose of determining STAR's share of the Net Revenue in each Revenue Share Determination Period;

         "RELEVANT MATERIALS" means a detailed revenue report prepared by LINKTONE and other necessary information (including the bad debt ratio underlying the Gross Revenue, which shall be completely based on the information and details provided to LINKTONE by the Mobile Operators) required by STAR in its reasonable opinion for the purpose of determining STAR's share of the Net Revenue in each Revenue Share Determination Period;

         "REVENUE SHARE DETERMINATION PERIOD" means each calendar month commencing from the Commencement Date, on which basis both Parties shall determine their respective shares of the Net Revenue;

         "REVENUE SHARE CLEARANCE PERIOD" means the regular two-month period, which is constituted by two consecutive Revenue Share Determination Periods, on which basis LINKTONE shall pay STAR its share of the Net Revenue. For the purposes of this Agreement, the last date of each such Revenue Share

         Clearance Period during the Term shall be May 31, July 31, September 30, November 30, January 31 and March 31 respectively;

         "RELEVANT SERVICE AND/OR APPLICATION" means any Service and/or Application using any of the Programming Codes, which becomes commercially available after the termination or expiration of the Term, whether within or outside PRC;

         "SERVICE(S) AND APPLICATION(S)" means various wireless application(s) and service(s) to be developed, provided, maintained and supported by STAR throughout the Term in cooperation with LINKTONE, via the Technical Platform, in accordance with the terms and provisions of this Agreement; the scope of the Services and Applications shall include, without limitation, SMS, WAP, EMS, MMS, BREW, JAVA, and more advanced services and offerings for the market, such as mobile video streaming, which STAR develops in cooperation with LINKTONE from time to time during the Term, based on LINKTONE and STAR's joint assessment of the market readiness and revenue opportunity. The ratio of revenue sharing between LINKTONE and STAR on such more advanced services and offerings shall be separately agreed upon by LINKTONE and STAR after good faith consultation;

         "SPECIAL CODE" means a special Common Access Code provided by LINKTONE in accordance with the terms and conditions of this Agreement and acceptable to STAR for the utilization of the Services and Applications by the End-Users;

         "STAR GROUP" means STAR Group Limited and any subsidiaries thereof;

         "TECHNICAL PLATFORM" means the technical platform including, without limitation, the hardware, database, bandwidth, systems and other necessary components as described in Schedule 3 to be provided by LINKTONE for the purpose of developing, providing, maintaining and supporting the Services and Applications during the Term;

         "TERM" means a period of twelve (12) months commencing from the Commencement Date, unless earlier terminated or otherwise renewed in accordance with Clause 13 of this Agreement; and

         "USER BASE" means the user base of the End-Users who have registered to use the Services and Applications throughout the Term.

In witness whereof this Agreement has been duly executed in two (2) copies by the Parties hereto the day and year first above written.

Signed for and on behalf of      )
SHANGHAI LINKTONE CONSULTING LTD )
by                               )   Name:  Raymond Yang
in the presence of :             )   Title: Chief Executive Officer
                                     Date:  June    , 2003

/S/Raymond Yang
-------------------------
Witness

Signed for and on behalf of      )
SATELLITE TELEVISION ASIAN       )
REGION LIMITED by                )   Name:  Jamie Davis
In the presence of :             )   Title: President
                                     Date:  June      , 2003

/S/James Davis
--------------------------
Witness

SCHEDULE 1

LIST OF MOBILE OPERATORS

Mobile Operators

1.       China Mobile Communication Corporation ("CHINA MOBILE")

2.       China United Telecommunications Co., Ltd. ("CHINA UNICOM")

3. Any other mobile operator that the Parties may agree from time to time during the Term after good faith consultation.

SCHEDULE 2

REVENUE SHARING

(A)      REVENUE SHARING BETWEEN LINKTONE AND STAR

REVENUE SHARING BETWEEN STAR AND LINKTONE                      (%)

STAR's share of Net Revenue                                     *

LINKTONE's share of Net Revenue                                 *

(B)      METHODS AND SCHEDULE OF REVENUE SHARING AND MINIMUM GUARANTEE

         (1) LINKTONE and STAR agree to share the Net Revenue in accordance with this Agreement.

         (2) The fee collection avenues, which exist and will be further developed by LINKTONE from time to time during the Term of this Agreement, include but not limited to the following:

                  (i) the End-Users in Shanghai (CHINESE CHARACTER), Zhejiang (CHINESE CHARACTER), Guangdong (CHINESE CHARACTER), Tianjin (CHINESE CHARACTER), Jilin (CHINESE CHARACTER), Jiangsu (CHINESE CHARACTER), Fujian (CHINESE CHARACTER), Sichuan (CHINESE CHARACTER), Shanxi (CHINESE CHARACTER), Shanxi (CHINESE CHARACTER), Beijing (CHINESE CHARACTER), Hunan (CHINESE CHARACTER), Hubei (CHINESE CHARACTER), Liaoning (CHINESE CHARACTER), Henan (CHINESE CHARACTER) and Chongqing (CHINESE CHARACTER) ; and

                  (ii) the End-Users in the PRC other than the areas mentioned in Section (B)(2)(i) above, who are connected to China Mobile's networks via Shanghai.

         (3) The detailed methods of calculation of and payment for the Parties' share of the Net Revenue shall be as follows:

                  (i) Within five (5) business days after every Revenue Share Determination Period, LINKTONE shall deliver to STAR the Relevant Data for such Revenue Share Determination Period;

                  (ii) Within thirty-five (35) days after every Revenue Share Determination Period, LINKTONE shall deliver to STAR the Relevant Materials for such Revenue Share Determination Period; and

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN
OMITTED

                  (iii) In the event STAR disputes in writing the accuracy, correctness and/or completeness of the Relevant Data and/or Relevant Materials provided by LINKTONE in accordance with Section (B)(3)(i) and (ii) above, LINKTONE shall forthwith issue a written explanation to STAR within three (3) days of STAR's written dispute.

         (4) STAR's share of the Net Revenue for every Revenue Share Clearance Period during the Term shall become due and payable by LINKTONE as follows:

                  (i) No later than sixty-five (65) days following such Revenue Share Clearance Period for the Net Revenue from China Mobile (other than China Mobile Zhejiang Provincial Branch);

                  (ii) No later than ninety-five (95) days following such Revenue Share Clearance Period for the Net Revenue from China Mobile Zhejiang Provincial Branch; and

                  (iii) Within five (5) business days after LINKTONE has collected the Net Revenue for such Revenue Share Clearance Period from China Unicom.

                  The due date of STAR's share of the Net Revenue for every Revenue Share Clearance Period from the Mobile Operators other than China Mobile and China Unicom, if any, shall be determined by the Parties jointly after good faith consultation.

         (5) LINKTONE shall wire STAR's share of the Net Revenue for each such Revenue Share Clearance Period to the bank account as designated by STAR.

         (6) In the event that STAR's aggregate share of the Net Revenue for the first six (6) months of the Term is less than ************, LINKTONE shall pay the difference to STAR within five (5) days after the end of such period, subject to STAR's exercising of its right of termination under Section (C).

         (7) In the event that STAR's aggregate share of the Net Revenue for the Term is less than ***************, LINKTONE shall pay the difference to STAR within five (5) days after the end of the Term.

         (8) In the event of LINKTONE defaulting in any payment in accordance with Section (B)(4), (6) and (7) above, STAR shall be entitled (without

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN
OMITTED
                  prejudice to any other right or remedy hereunder) to charge LINKTONE interest on the outstanding amount from the due date until actual payment by LINKTONE at a rate per annum equal to 5%.

(C)      PERFORMANCE REVIEW

         STAR shall have the right to review the performance of Services and Applications within ten (10) days after the end of the first six (6) months of the Term. If STAR reasonably believes that the said performance fails to meet the short-term operation target of STAR and/or is not consistent with the long-term business development objectives of STAR, STAR shall be entitled to terminate this Agreement on or before the expiration of the said 10-day period by serving a written notice to LINKTONE.